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
 FORM 4
                                             U.S. SECURITIES AND EXCHANGE COMMISSION                        OMB APPROVAL
[ ] Check this box if no longer                     WASHINGTON, D.C. 20549                              OMB Number: 3235-0287
    subject to Section 16. Form                                                                         Expires: January 31, 2005
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 Estimated average burden
    continue. See Instruction 1(b).                                                                     hours per response.....0.5

         Filed pursuant to Section 16(a) of the Securities and Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting       |   2. Issuer Name and Ticker or Trading Symbol     |   6. Relationship of Reporting Person
   Person(1)                           |                                                   |      to Issuer (Check all applicable)
Sokol         Barbara         K.       |       Bancinsurance Corporation (BCIS)            |     _____   Director  _X_  10% Owner
-------------------------------------------------------------------------------------------|     _____ Officer (give title below)
(Last)        (First)       (Middle)   |  3. IRS or Social       |  4. Statement for       |     _____ Other (specify below)
                                       |     Security Number     |     Month/Year          |     _________________________________
250 East Broad Street  10th Floor      |     of Reporting        |    August 30, 2002      |----------------------------------------
---------------------------------------|     Person, if an       |-------------------------|   7. Individual or Joint/Group Filing
               (Street)                |     entity (Voluntary)  |  5. If Amendment,       |        (Check Applicable Line)
                                       |                         |     Date of Original    |  _X_ Form filed by One Reporting Person
                                       |                         |     (Month/Year)        |  ___ Form filed by More than One
Columbus        Ohio            43215  |                         |                         |      Reporting Person
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(City)          (State)          (Zip)

                         TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security                   | 2.Transaction | 3.Transaction | 4.Securities Acquired(A) | 5.Amount of | 6.Owner-| 7.Nature
   (Instr. 3)                          |    Date       |   Code        |   or Disposed of (D)     | Securities  | ship    | of
                                       | (Month/Day/   |   (Instr. 8)  |   (Instr. 3, 4, and 5)   | Beneficially| Form:   | Indirect
                                       |   Year)       |               |                          | Owned at End| Direct  | Bene-
                                       |               | --------------|--------------------------| of Month*   | (D) or  | ficial
                                       |               |       |       | Amount  | (A)  |  Price  | (Instr. 3   | Indirect| Owner-
                                       |               |  Code |   V   |         |  or  |         |   and 4)    | (I)     | ship
                                       |               |       |       |         | (D)  |         |             |(Instr.4)|(Instr.4)
---------------------------------------|---------------|-------|-------|---------|------|---------|-------------|---------|---------
Common Shares                          |    8/30/02    | J(1)  |       |  650,000|  D   |         |   321,192   |    D    |
---------------------------------------|---------------|-------|-------|---------|------|---------|-------------|---------|---------
Common Shares                          |    8/30/02    | J(1)  |       |  650,000|  D   |         |   324,976   |    I    |  (2)
---------------------------------------|---------------|-------|-------|---------|------|---------|-------------|---------|---------
Common Shares                          |    8/30/02    | G(1)  |   V   |   33,610|  D   |         |             |         |
---------------------------------------|---------------|-------|-------|---------|------|---------|-------------|---------|---------
Common Shares                          |    8/30/02    | J(1)  |       |  450,000|  D   |         |   202,223   |    I    |  (3)
---------------------------------------|---------------|-------|-------|---------|------|---------|-------------|---------|---------
Common Shares                          |    8/30/02    | J(1)  |       |1,750,000|  A   |         | 1,750,000   |    I    | By
                                       |               |       |       |         |      |         |             |         | Falcon
                                       |               |       |       |         |      |         |             |         | Equity
                                       |               |       |       |         |      |         |             |         | Part-
                                       |               |       |       |         |      |         |             |         | ners,
                                       |               |       |       |         |      |         |             |         | L.P.
                                       |               |       |       |         |      |         |             |         | (1)
---------------------------------------|---------------|-------|-------|---------|------|---------|-------------|---------|---------
                                       |               |       |       |         |      |         |             |         |
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*Securities owned on 8/30/02 following reported transactions.

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

(1) If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                          (Over)
                                                                                                                     SEC 1474 (3-00)
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FORM 4 (CONTINUED)       TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1.Title of Derivative Security | 2.Conversion | 3.Transaction | 4.Transaction | 5.Number of  | 6.Date Exer-     | 7.Title and Amount
  (Instr. 3)                   | or Exercise  | Date          |   Code        | Derivative   | cisable and      | of Underlying
                               | Price of     |               |  (Instr. 8)   | Securities   | Expiration Date  | Securities
                               | Derivative   |  (Month/Day/  |               | Acquired (A) | (Month/Day/Year) | (Instr. 3 and 4)
                               | Security     |    Year)      |               | or Disposed  |                  |
                               |              |               |               | of (D)       |--------------------------------------
                               |              |               |               | (Instr. 3,   | Date    | Expir- |        | Amount or
                               |              |               |               |  4, and 5)   | Exer-   | ation  |  Title | Number of
                               |              |               |---------------|--------------| cisable | Date   |        | Shares
                               |              |               | Code  |   V   | (A)  |  (D)  |         |        |        |
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                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
-------------------------------|--------------|---------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |               |       |       |      |       |         |        |        |
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 8.Price of   | 9.Number of    |  10.Ownership     | 11.Nature of  |
   Derivative |   Derivative   |     Form of       |    Indirect   |
   Security   |   Securities   |     Derivative    |    Beneficial |
   (Instr. 5) |   Beneficially |     Security:     |    Ownership  |
              |   Owned at End |     Direct (D) or |    (Instr. 4) |
              |   of Month     |     Indirect (I)  |               |
              |   (Instr. 4)   |     (Instr. 4)    |               |
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              |                |                   |               |
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              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
--------------|----------------|-------------------|---------------|
              |                |                   |               |
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Explanation of Responses:
                                                                          /s/ Barbara K. Sokol
                                                                      By: /s/ Sally Crew                               9-3-02
                                                                      ------------------------------------        -----------------
                                                                       **Signature of Reporting Person                   Date


(1)  On August 30, 2002, for estate planning purposes, Barbara K. Sokol (and members of her immediate family whose ownership of BCIS common shares is attributable to her) engaged in the following transactions: (a) Barbara K. Sokol transferred 650,000 BCIS common shares to Falcon Equity Partners, L.P., an Ohio limited partnership whose partners are the members of the Simon Sokol family ("Falcon L.P."); (b) Simon Sokol, Barbara K. Sokol's husband, transferred 650,000 BCIS common shares to Falcon L.P.; and
     (c) Barbara K. Sokol, as trustee of trusts for the benefit of her three children, (i) distributed an aggregate of 33,610 BCIS common shares to such children in accordance with the terms of the trust agreements, and (ii) transferred 450,000 BCIS common shares (150,000 BCIS common shares on behalf of each child) to Falcon L.P. in accordance with the terms of the trust agreements. Barbara K. Sokol, Simon Sokol and each of their three children hold a 37.1, 37.1 and 8.6 percentage interest in
     Falcon L.P., respectively. Barbara K. Sokol disclaims beneficial ownership of BCIS common shares shown as held by Falcon L.P., except to the extent of her pecuniary interest therein.

(2)  These BCIS common shares are owned of record by Simon Sokol. Barbara K. Sokol disclaims beneficial ownership of such BCIS common shares, and the filing of this report is not an admission that Barbara K. Sokol is the beneficial owner of such BCIS common shares for purposes of Section 16 or for any other purpose.

(3)  These BCIS common shares are beneficially owned by Barbara K. Sokol, as trustee of trust for the benefit of her three children.
     As trustee, Barbara K. Sokol is empowered to exercise all rights with regard to such BCIS common shares, revoke the trusts and amend the trusts.


**   Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C.
     78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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